Exhibit 99.1

SOUTHWEST CASINO CORPORATION ANNOUNCES
EXTENSION AND EXPANSION OF ITS GAMING MANAGEMENT AGREEMENT
WITH THE CHEYENNE AND ARAPAHO TRIBES OF OKLAHOMA

MINNEAPOLIS, MN – January 24, 2005 – Southwest Casino Corporation (OTCBB: SWCC) today announced that Southwest Casino and Hotel Corp., a wholly-owned subsidiary of Southwest, entered into two amendments to its Gaming Management Agreement with the Cheyenne and Arapaho Tribes of Oklahoma.  The Tribes approved the amendments and entering into a gaming compact with the State of Oklahoma at a Tribal Council meeting on January 22, 2005.  Entering into a gaming compact with Oklahoma will permit the Tribes to offer an expanded scope of gaming, including permitted card games, at their casinos.

Under the amendments to the management agreement, Southwest will develop and assist the Tribes in financing up to $15 million of expansions to their casinos at Concho and Clinton, Oklahoma, development of a new gaming facility and resort at Canton, Oklahoma, and construction of an Indian health care building and Bureau of Indian Affairs offices.  Southwest will manage the expanded gaming operations permitted under the compact with Oklahoma at all three casinos.  In connection with Southwest’s role in financing, expanding and managing the Tribes’ casinos, the Management Agreement will be extended until May 19, 2011 and Southwest’s management fee will increase.  A challenge to the legitimacy of the Tribal Council meeting at which the Amendments were approved has been filed in Tribal Court.  Southwest can not predict the likely outcome of the court challenge or its impact on the validity of the amendments to its Management Agreement.  The amendments have been submitted to the National Indian Gaming Commission for approval and are not effective until that approval is received.

“We are pleased to have this opportunity to continue and expand Southwest’s long-standing relationship with the Cheyenne and Arapaho Tribes of Oklahoma and delighted that the Tribes selected Southwest to manage their expanded gaming opportunities under the Oklahoma gaming compact.  We look forward to increasing revenue and profits for both the Tribes and Southwest and growing the already strong base of Tribal employment.” said Jim Druck, CEO of Southwest.

About Southwest Casino Corporation

Southwest Casino Corporation develops, owns, operates and manages casinos, gaming facilities and related amenities in various markets across the United States.  Southwest owns and operates three casinos in Cripple Creek, Colorado and provides management services to the Lucky Star Casino facilities in Concho and Clinton, Oklahoma under a management agreement with the Cheyenne and Arapaho Tribes of Oklahoma.  Southwest owns a 50 percent membership interest in North Metro Harness Initiative, LLC. On January 20, 2005 the Minnesota Racing Commission voted to grant North Metro a license to develop and operate a harness racetrack in Columbus Township in the Twin Cities Metropolitan Area.  Southwest’s corporate offices are located at 2001 Killebrew Drive, Suite 350, Minneapolis, Minnesota 55425.

This Press Release does not constitute an offer of any securities for sale.

This Press Release contains forward-looking statements, including statements regarding the Company’s beliefs about its business prospects and future results of operations.  These statements involve risks and uncertainties that could cause the statements to be incorrect or cause actual results to differ materially.  Those risks include but are not limited to challenges to the validity of actions taken by Tribal governing bodies, disagreements and disputes between and among Tribal leaders, need to maintain healthy relationships with tribes and their officials, replacement of Tribal officials and changes in Tribal policies, and regulatory or judicial actions taken against the tribe, its leaders or its members.  In addition, we have limited recourse against Indian tribes, which are sovereign nations that license and regulate our gaming activities.  Risks associated with building or expanding Tribal gaming facilities include but are not limited to inability to own or take a security interest in Tribal real estate, unforeseen engineering, environmental, or geological problems, work stoppages, weather interference, construction and other delays.  Additional risks applicable to these forward-looking statements are described in the Company’s periodic reports field with the Securities and Exchange Commission.  The Company does not undertake to update any forward-looking statements; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.

Contact:                                                   James B. Druck
Chief Executive Officer
Southwest Casino Corporation
Telephone: 952-853-9990